FOR IMMEDIATE RELEASE
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Contact Erik Dieterle -- (612) 476-7245

                  VALLEY CREEK CAPITAL, LLC EXTENDS OFFER


     Minnetonka, Minnesota (May 5, 1998). Valley Creek Capital, LLC has announced that its offer to purchase Series 19 Beneficial Assignee Certificates ("BACs") of Boston Capital Tax Credit Fund III L.P. (the "Partnership") for $7.00 per BAC has been extended and is now scheduled to expire at 12 o'clock midnight, Eastern time on May 26, 1998. As of the close of business on April 30, 1998, 6,800 BACs have been tendered to Valley Creek Capital, LLC and not withdrawn.